Exhibit 10.6

Private Label Agreement

Between

Ahoy Network Association Ltd

And

Aquaair Inc

PRIVATE LABEL DISTRIBUTOR AGREEMENT

THIS Agreement, entered into this 20th day of November 2004.

BETWEEN:

Ahoy Network Association Ltd with offices at:

2509 Cedarwood Ave, Suite 3,

Bellingham, Wa 98225

(“Principal”)

AND

Aquair Inc, with offices at:

17751 Mitchell Avenue

Irvine, CA 92614

(“Distributor”)

(Collectively the “Parties”)

TABLE OF CONTENTS

1.0	THE AGREEMENT

2.0	THE APPOINTMENT

3.0	SALES POLICIES

4.0	TRADE MARKS, COPYRIGHT LICENSES AND TRADE SECRET

5.0	NON-DISCLOSURE AGREEMENT & INDEMNIFICATION

6.0	INDEPENDENT CONTRACTOR

7.0	TERMS AND TERMINATION

8.0	PRICING POLICY

9.0	NON-ASSIGNABILITY

10.0	WAIVER OF DEFAULT

11.0	MODIFICATION

12.0	ARBITRATION

13.0	SCOPE OF AGREEMENT

14.0	GOVERNING LAW

15.0	IMPRACTICABILITY OF PERFORMANCE

16.0	NOTICES

17.0	TIME AND PLURALITY

18.0	WARRANTY OF AUTHORITY

SECTION I - THE AGREEMENT

1.1           The Principal markets and/or manufactures several different proprietary models of Atmospheric Water Generators (the “Product”) under Patent or Patent Pending.

1.2           The parties hereto are desirous of entering into this Agreement whereby the Distributor wishes to receive their own brand of private labeled product from the Principal, to be sold in the country of: United States of America hereinafter referred to as the (“Territory”). This product may not be sold in any other country without the express written consent of the Principal. The Product supplied to the Distributor by the Principal shall bear the brand name of the Distributor. The Distributor shall choose and inform the Principal in writing as to the name and labels or logos to be used to identify this brand. The Principal cannot sell any product using the labels or logos of the Distributor to any other parties without the consent of the Distributor in writing.

SECTION II - THE APPOINTMENT

2.1           Subject to the terms and conditions in this Agreement, the Principal appoints the Distributor the sole rights to their own brand of (Atmospheric Water Generators) hereinafter referred to as the (Product). The Principal will build the product to the Distributors specifications. The Distributor will decide on the brand name for the product. The exterior design of the product will be sufficiently different from the Principal’s own brand of product and any other brand of Private Labeled product the Principal markets in the same territory unless the Principal grants an exception to use a similar design. The Distributor will be responsible for any molding or tooling costs needed for the creation of any product built specifically for them unless otherwise agreed to by the Principal in writing. The Distributor may use the existing E10 product of the Principal until a new model is built to Distributors specifications. Any design changes made to the current E-10 machine, requested by the Distributor and approved by the Principal so that it will make the machine significantly different in appearance from the original E-10 will remain the exclusive property of the Distributor and any other party including the Principal cannot use these new designs. The Distributor will be responsible for any molding or tooling costs needed for the creation of any design changes built specifically for them unless otherwise agreed to by the Principal in writing.

2.2           The Product supplied to the Distributor by the Principal shall bear the brand name of the Distributor or such other trademarks, names, or logos as the Distributor may change from time to time. If the Distributor wishes to purchase the same models that the Principal markets and the Principal is in agreement, then the Principals Brand will remain on the product although the Distributor will be allowed to add their own brand name on any units they purchase.

2.3           During the term of this Agreement and for a period of no less than two years after the termination of this Agreement, the Distributor (Including Directors and any Major Shareholders owning more than 20% of the company) shall refrain from selling, manufacturing, or collaborating in the sale of any product competing directly or indirectly with the Products of the Principal or substituting for, or in the same class of goods; unless the products are complementary and must be agreeable in writing to the Principal before proceeding with the sale or offer of sale.

2.4           For the duration of this agreement and for a period of no less than two years after the termination or the expiration of this agreement, under no circumstances what so ever shall the Distributor (Including Directors and any Major Shareholders owning more than 20% of the company) directly or indirectly or through the intermediary of any third party sell, distribute, manufacture or promote any product similar too or competitive with the Principal’s product line.

2.5           Duties, Obligations and Responsibilities of the Principal.

The Principal agrees to:

a)     Advise the Distributor regularly with regard to Product information, specifications, performance, price lists, delivery, Product and service information and immediately notify the Distributor of price updates for the Product.

b)    Keep confidential any pricing terms or arrangements with the Distributor and shall not reveal such terms or arrangements to any retailers or distributors of the Distributor.

c)     Provide up-dated specifications and instructions with respect to the Product and its use to the Distributor, at reasonable intervals.

d)    Ensure Product is delivered and system performance is up to specifications.

e)     Provide a full one-year manufactures parts replacement warranty on the Product.

f)     Ensure all needed technical support is available to the Distributor when warranty work is performed.

g)    Fulfill its warranty obligations by carrying out, in a reasonable manner and at its option, the repair or replacement of any defective parts of the Product, provided that the Product is used in conformity with the Principal’s instructions.

h)    Have training material available to the technicians and salesmen of the Distributor that fully explain all details of the Product.

i)      Keep the Distributor harmless and relieve the Distributor of any responsibility for reasonable costs and direct damages relating to claims made against the Distributor relating to patent and or copyright infringements.

j)      Advise Distributor about any delivery delays, product related issues, manufacturing issues, performance issues, etc. and to work diligently with the Distributor to resolve any issues in a manner acceptable to both parties.

k)     Advise Distributor of any legal action commenced against the Principal, within the territory of the Distributor.

2.6           Duties, Obligations and Responsibilities of the Distributor.

The Distributor shall at its own cost and expense and without entitlement to any reimbursement from the Principal:

a)     Keep the Principal harmless and relieve the Principal of any responsibility to the Distributor for any costs, damages, loss of profit, loss of trade or claims including late delivery, made by or against the Distributor due to failure to deliver the Product or other events beyond the Principal’s control. Shipping costs and insurance shall be at the sole responsibility of the Distributor unless agreed in writing by the Principal.

b)    Provide the Principal at the beginning of each year, based on quarterly requirements, a reasonable estimate of the Product required by the Distributor, for such year.

c)     Respect and fulfill the terms and conditions of any warranty, if requested by the Principal, at the Principal’s expense, within reason.

d)    Service, maintain and repair the Product beyond the Principals responsibility as outlined in (2.5 e) above, within reason.

e)     Protect the goodwill associated with the Product and promptly advise the Principal of any known or threatened infringement of or challenge to the Principal’s proprietary rights and upon request, support the Principal in securing and protecting such proprietary rights and in opposing unfair competition of other firms, at the expense of the Principal.

f)     The Distributor or its distributors shall at all times maintain reasonable and current inventories of a complete range of the Product including a floating stock of spare parts and consumables. For the purposes hereof, the Distributor shall have a minimum inventory of spare parts presumed to be necessary to properly service the equivalent to 15% of the aggregate of the largest quarterly order of Product delivered in any given time period. This is not a cumulative amount and any parts still on hand at the end of a quarter will be deducted from the next quarter’s requirements.

g)    Immediately advise the Principal if the Distributor has any knowledge of the commencement or threat of any legal proceeding or claim based on any alleged defect of any Product.

h)    Comply with all local laws, licensing regulations and rulings of governmental bodies having jurisdiction over the Distributor’s business in respect of the sale of the Product.

i)      At all times act in the best interests of the Principal. The Distributor shall act diligently and prudently. In this regard the Distributor shall not act nor do anything that would tarnish the reputation of the Principal.

SECTION III - SALES POLICIES, PRICING AND TERMS OF PURCHASE

3.1           All prices and payments shall be in United States of America funds unless otherwise agreed upon by the Principal.

3.2           No purchase order from the Distributor to the Principal shall be binding upon the Principal unless the Principal has accepted it in writing.

3.3           The Principal shall accept purchase orders that use its documents and follow its guidelines in written form and may not refuse a purchase order without just cause.

3.4           The Distributor shall pay the Principal by check, bank transfer or by letter of credit; the mode of payment shall be mutually agreed in writing and specified in the Purchase Order.

SECTION IV - TRADE MARKS, COPYRIGHT LICENSES AND TRADE SECRET

4.1           The Distributor shall use its own Trademarks, only in connection with the Product purchased by the Distributor from the Principal.

4.2           The Distributor shall not obtain or register any corporate or business name, which includes any Trademarks of the Principal.

4.3           The Distributor shall not adopt or use any mark similar to the Trademarks of the Principal, without the express written consent of the Principal.

4.4           If the Principal allows the usage and the Distributor uses the Trademarks in any manner, then the Distributor shall clearly indicate the Principal’s ownership of the Trademarks.

4.5           The Distributor shall deliver to the Principal at the Principal’s address first noted above, a sample of all labels, packaging, signs and advertising materials (collectively the

“Advertising Materials”) proposed to be used by the Distributor in marketing the Product, for approval by the Principal prior to use by the Distributor.

4.6           If the Principal considers the Advertising Materials to be detrimental to the rights of the Principal with respect to the Trademarks, or offensive or harmful to the interests of the Principal, then the Principal shall notify the Distributor within 30 days of the receipt of the Advertising Materials, and the Distributor shall take the necessary steps to revise the Advertising Materials prior to use.

4.7           The Distributor shall allow the Principal’s authorized agents during regular business hours to enter any premises (to the extent that the Distributor is able to grant such access, i.e. a Public Warehouse or a Distributor’s location) where the Distributor is marketing the Product, and to inspect materials being used in connection with such marketing.

4.8           The Distributor shall produce the Advertising Materials to be used in connection with marketing the Products under the Distributor’s own trademarks or trade names, the Trademarks and the Principal’s name shall not be mentioned anywhere on such materials.

4.9           The Distributor agrees not to use any materials copyrighted by the Principal in marketing the Product, without the express written permission of the Principal.

4.10         The Distributor acknowledges that the Trademarks and the Principal’s copyrighted materials are the property of the Principal.

4.11         The Distributor shall not assert nor acquire, nor attempt to acquire, any rights or interest in or to any of the Principals; Patents, Trademarks or Copyrights in any country, unless given permission in writing by the Principal.

4.12         The Distributor shall not contest nor assist others to contest such rights of the Principal in Patents, Trademarks or the Principal’s copyrights.

4.13         This “private label” granted by the Principal to the Distributor under the terms of this Agreement shall terminate immediately upon termination of this Agreement.

4.14         Upon termination of this Agreement, the Distributor shall immediately cease all use of the Trademarks and the Principal’s copyrights.

4.15         The Distributor shall not have the right to grant sub-licenses but shall have right to grant exclusive distribution rights for any defined territory and shall be able to set up distributors as it deems necessary.

4.16         The Principal will allow the Distributor to use, copy and distribute marketing material that may be provided from time to time by the Principal in hard copy or electronic form.

SECTION V - NON-DISCLOSURE AGREEMENT AND INDEMNIFICATION

5.1           Any and all knowledge and information of a confidential or proprietary nature related to the Principal, its equipment designs, manufacturing techniques and formulas, product development know-how, sales and distribution confidential data or its operations in general which the Distributor may acquire from the Principal, its employees, consultants or representatives, are deemed to be a trade secret and shall not be disclosed by the Distributor its employees and agents, to any individual, firm or corporation of any nature or for any reason, without the express written consent of Principal for a period of 5 consecutive years after termination of the Agreement.

5.2           For the purpose of this section all information not publicly known shall be considered to be confidential.

5.3           The Distributor shall indemnify the Principal of its losses, damages, expenses, actions, causes of action, costs and attorney’s fees that the Principal may incur by reason of any such claims, losses, expenses, damages, actions or causes of action made or brought against the Principal arising out of any breach or alleged breach by the Distributor of sub-paragraph 5.1 and 5.2 of this Agreement.

SECTION VI - INDEPENDENT CONTRACTOR

6.1           The Parties agree that the Distributor is an independent contractor in accordance with the terms and conditions of this Agreement, and not an employee, legal representative, agent or partner of the Principal for any purpose whatsoever.

6.2           The Parties agree that the Distributor has no right or authority to enter into any contract or assume or create any obligation of any kind, express or implied, on behalf of the Principal, or to bind the Principal in any respect whatsoever.

6.3           The Distributor shall hold the Principal harmless and safe from any claim, summons, loss, cost, damage, action lawsuit or proceeding arising from his activity under this Agreement.

6.4           The Distributor hereby indemnifies and holds the Principal free and harmless from any and all claims, demands, actions, damages, or losses, arising from or in connection with the activities of the Distributor.

6.5           The Distributor hereby indemnifies and holds the Principal free and harmless from any and all claims, demands, actions, damages, or losses, arising from or in connection with the Distributor’s employees and the operation of the Distributor’s business, equipment, motor vehicles, and other properties, in connection with the solicitation or servicing of customers and any representation not authorized in writing by the Principal.

SECTION VII - TERMS AND TERMINATION

7.1           The term of this Agreement shall continue in full force and effect for two years from the date of its execution, and shall be automatically renewed from year to year unless canceled by either Party in writing as provided herein.

7.2           Either Party may terminate this Agreement at any time upon 30 days written notice to the other Party pursuant to paragraphs 7.3, 7.4, and 7.5.

7.3           The Principal reserves the right to terminate this Agreement without notice in any of the following circumstances:

i.      If the Distributor becomes insolvent.

7.4           The Principal reserves the right to terminate this Agreement upon 30 days written notice in any of the following circumstances:

i.      If the Distributor violates the non-compete clause as set out in paragraph 1.6 above.

7.5           The Distributor reserves the right to terminate this Agreement without notice:

i.      If the Principal becomes insolvent.

7.6           If this Agreement is terminated, then the Distributor shall immediately pay the Principal any outstanding monies owed to the Principal.

SECTION VIII - PRICING POLICY

8.1           The Principal shall sell to the Distributor and the Distributor shall purchase the Principal’s Product under the following conditions:

i.      The Principal shall establish wholesale prices in the published price pages, which the Principal shall provide to the Distributor from time to time.

ii.     The Principal reserves the right to modify prices upon not less than 30 days notice to the Distributor.

iii.    Pricing for any Product or Product parts not listed by the Principal in its published price pages or special modification to standard Products requires the prior approval of the Principal, and all special quotations are limited to 30 days acceptance by the Principal.

iv.    Orders accepted by the Principal shall not be subject to price modifications, except as provided in section 9.3 below.

v.     Principal agrees to constantly be making a “best effort” attempt to obtain price reductions i.e. for quantity purchases or milestone achievements (while still maintaining all quality, performance and delivery standards) and to pass a reasonable portion of such savings on to the Distributor.

8.2           Offers for sale of the Principal’s Product are binding only when accepted by the Principal as described in Section III above.

8.3           All accepted orders, whether or not delivery dates are specified, may be subject to delays for failures in manufacturing or in delivery due to any external, unforeseeable events beyond the control of Principal, however the Principal agrees to always make a best effort attempt to insure timely delivery.

SECTION IX - NON-ASSIGNABILITY

9.1           Neither this Agreement nor any rights, duties and obligations covered by this Agreement are transferable or assignable, without the written consent of the Principal, which consent shall not be unreasonably withheld. The Principal reserves the right to assign this agreement to another company.

SECTION X - WAIVER OF DEFAULT

10.1         The failure of either Party at any time to take action against the other Party, or the failure of either Party to terminate this Agreement as provided above, shall not affect either Party’s right to require the full performance of this Agreement at any time thereafter.

10.2         The waiver by either Party of a breach of any provision of this Agreement shall not constitute the waiver of any subsequent breach thereof or as a waiver of the provision itself.

SECTION XI - MODIFICATION

11.1         No renewal or termination hereof, or modification or waiver of any of the provisions herein, or any future representation, shall be binding upon the Principal, unless made in writing by an authorized officer of the Principal.

11.2         A mere acknowledgment or acceptance of any order inconsistent with the terms of this Agreement or the making of deliveries pursuant thereto, shall not be deemed an acceptance or approval of such inconsistent provisions.

SECTION XII- ARBITRATION

12.1         If the Parties cannot settle any controversy or claim arising out of this Agreement, then the matter shall be settled by arbitration in accordance with the arbitration procedures set forth in the code of Civil Procedures of the State of Nevada, USA. Judgment upon the award may be entered in any court of competent jurisdiction.

SECTION XIII- SCOPE OF AGREEMENT

13.1         This Agreement constitutes the entire Agreement between Principal and the Distributor and supersedes all prior and contemporaneous agreements between the Parties.

13.2         Only an instrument in writing signed by both Parties that expressly refers to this Agreement may amend this Agreement.

13.3         Either Party is not relying upon any warranties, representations or inducements not set forth in this Agreement.

SECTION XIV- GOVERNING LAW

14.1         This Agreement and all questions arising here under shall be governed and interpreted by the laws of the State of Nevada, USA.

SECTION XV- IMPRACTICABILITY OF PERFORMANCE

15.1         The Parties agree that this Agreement may be terminated at any time without liability of one Party as against the other if the situation among nations renders the performance impracticable or if currency controls make trade between the countries substantially impracticable.

15.2         Rights and obligations of the Parties previously accrued under this Agreement shall not be effected by termination under this section.

SECTION XVI- NOTICES

16.1         All notices and other communications permitted or required by this Agreement shall be in writing and shall be personally delivered, or sent through a government recognized Postal Service, or any official successor thereto (or the nearest functional equivalent thereto outside North America), designated as registered or certified mail, return receipt requested and addressed as provided below or sent by email, telegram, telex, telefax, telecopier or recognized courier; such as Fed-Ex, UPS, DHL, etc.

16.2         Notices delivered in person shall be effective upon the date of delivery.

16.3         Notices delivered by mail shall be effective upon the receipt thereof by the addressee, but not later than 15 calendar days subsequent to the postmark date, whichever is earlier.

16.4         Notices by email, telegram, telex, telefax and telecopier shall be effective upon the date of receipt.

16.5         Rejection or the refusal to accept or the inability to deliver because of a change in address of which no notice was given shall be deemed to be receipt of the notice sent by mail as of the 15th calendar day subsequent to the postmark date.

16.6         By giving to the other Party at least 30 days’ notice, any Party shall have the right from time to time, and at any time while this Agreement is in effect, to change their respective addresses.

16.7         Each Party shall have the right to specify as the address, any other address.

(i) If intended for Principal, to:

8027 WATKINS TERRACE, MISSION, B.C., CANADA, V4S-1E5

(ii) If intended for Distributor, to:

Aquair Inc, 17751 Mitchell Avenue, Irvine, CA 92614

SECTION XVII- TIME AND PLURALITY

17.1         Time is of the essence in this Agreement.

17.2         All uses of the singular include the plural and the use of the plural includes the singular.

SECTION XVIII- WARRANTY OF AUTHORITY

18.1         The signatories below warrant on behalf of their respective corporation, that:

i.      They have the right and power and are duly authorized to enter into this Agreement which rights and power are supported by a Resolution of the Board of Directors of their respective Corporation; and

ii.     Upon their execution of this Agreement, the Agreement shall constitute a valid, binding and enforceable Agreement of the Parties.

iii.    The parties declare that they have requested that this agreement be in the English language.

Patent Information:

This product is protected by certain patents and or patents pending. Some of the patents are identified with the following registration numbers: 10-2003-0069247, 10-2003-0072445, 20-2003-0031337.

The product may be covered under additional patents and or patents pending.

The Distributor shall pay the Principal the total sum of $25,000 USD upon signing:

Principal agrees to price the E-10 units at $550 USD, FOB, Korea

Distributor agrees to a payment of $25,000 USD signing, this payment will be used as partial payment towards the purchase of their 11th container. If the Distributor does not purchase 11 containers then the $25,000 will be retained by the Principal.

Principal/Manufacturer: Ahoy Network Association Ltd.
[Signatures]
Per:	/s/ R. Anderson
R. Anderson
Title:	President

Distributor: Aquair Inc

[Signatures]
Per:	/s/ Louis L Knickerbocker
Louis L Knickerbocker
Title:	President